================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
================================================================================

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*

                                 BIOMERICA, INC.
                                 ---------------
                                (Name of Issuer)


                          Common Stock, $.08 Par Value
                          ----------------------------
                         (Title of Class of Securities)


                                  09061 H 30 7
                                  ------------
                                 (CUSIP Number)


                                  June 14, 1999
                                  -------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


        [   ]     Rule 13d-1(b)

        [ X ]     Rule 13d-1(c)

        [   ]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 09061 H 30 7                13G                      PAGE 2 OF 6 PAGES


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


          RIDGEROSE CAPITAL PARTNERS, LLC
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
          NOT APPLICABLE
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          CALIFORNIA
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           350,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         350,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          350,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
          NOT APPLICABLE
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          7.7%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


          OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 09061 H 307                 13G                      PAGE 3 OF 6 PAGES


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


          ROBERT J. McNULTY
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
          NOT APPLICABLE
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          UNITED STATES
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           350,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         350,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          350,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
          NOT APPLICABLE
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          7.7%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


          IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

         (a)      NAME OF ISSUER:
                           Biomerica, Inc., a Delaware Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           1533 Monrovia Avenue
                           Newport Beach, CA  92663

ITEM 2.  (a)      NAME OF PERSON FILING:
                  (I)     RidgeRose Capital Partners, LLC ("RidgeRose")
                  (II)    Robert J. McNulty ("McNulty")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                           3388 Via Lido
                           Newport Beach, California 92660

         (c)      CITIZENSHIP OR PLACE OF ORGANIZATION:
                           RidgeRose  - California
                           McNulty  - United States

         (d)      TITLE OF CLASS OF SECURITIES:
                           Common Stock, $.08 par value per share

         (e)      CUSIP NUMBER:
                           09061 H 307

ITEM 3. If this statement is filed pursuant Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

                           Not Applicable

         (a) [ ] Broker or dealer registered under Section 15 of the Act.

         (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

         (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                 (E).

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section(c)(14) of the Investment Company Act of 1940.

         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

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ITEM 4.           OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:                                      RidgeRose      350,000
                                                                             McNulty(1)     350,000
         (b) Percent of Class:                                               RidgeRose         7.7%
                                                                             McNulty           7.7%
         (c) Number of shares as to such person has:
             (i)    Sole power to vote or to direct the vote:                RidgeRose      350,000
                                                                             McNulty        350,000
             (ii)   Shared power to vote or to direct to vote:                                 None
             (iii)  Sole power to dispose or to direct the disposition of:   RidgeRose      350,000
                                                                             McNulty        350,000
             (iv)   Shared power to dispose or to direct the disposition of:                   None


-------------
(1) Robert J. McNulty may be deemed the beneficial owner of the shares owned by RidgeRose Capital Partners, LLC by virtue of his status as its sole manager.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not Applicable.

         If this statement is being filed to report the fact that as of the date hereof the reported person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable.

ITEM 10.CERTIFICATION.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 24, 1999
       -------------                        RIDGEROSE CAPITAL PARTNERS, LLC


                                            By: /s/ Robert J. McNulty
                                               ---------------------------------
                                                     Robert J. McNulty, Manager



                                            /s/ Robert J. McNulty
                                            ------------------------------------
                                            ROBERT J. McNULTY



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

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                                    EXHIBIT A
                             JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any amendments thereto, and any filing on Schedule 13D relating to the same investment) with respect to the shares of common stock, $.08 par value of Biomerica, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.


Dated: June 24, 1999                         RIDGEROSE CAPITAL PARTNERS, LLC
       -------------


                                             By: /s/ Robert J. McNulty
                                                --------------------------------
                                                     Robert J. McNulty, Manager




                                             /s/ Robert J. McNulty
                                             -----------------------------------
                                             ROBERT J. McNULTY